Exhibit 99.1

                    Access National Q1 Earnings Increase 91%

     RESTON, Va.--(BUSINESS WIRE)--May 3, 2005--Access National Corporation (NASDAQ:ANCX) reported its operating results today for the first quarter ended March 31, 2005.
     Net income for the quarter rose 91% to $1.03 million from $542 thousand in the same period of 2004. Earnings per share, calculated off a larger share base in the more recent period, grew 63% in Q1 2005 to $0.26 ($0.22 diluted) from $0.16 ($0.12 diluted) in 2004.
     Total assets increased 34% to $447 million at March 31, 2005 from $334 million as of Q1 2004. Year over year, the Loan Portfolio Held for Investment, grew 32% to $298 million. Meanwhile, Deposits soared 62% to $367 million from $226 million at the end of Q1 2004.
     The earnings contribution from the commercial banking segment increased to 85% of consolidated net income, up from 66% in the first quarter of 2004. The increase in earnings from the commercial banking segment is attributable to the high growth in Loans Held for Investment. Mortgage origination volume improved 7% to $192 million in the first quarter of 2005 up from $180 million in 2004, revealing continued strength in the mortgage banking markets served by the Company.
     Return on average assets for the trailing 12 months through March 31, 2005 was 1.07%. Return on average equity for the trailing 12 months through March 31, 2005 was 16.32%.
     A more detailed summary of the operating performance and financial condition through March 31, 2005 will be available in the forthcoming 10-Q scheduled to be filed with the Securities and Exchange Commission on or before May 15, 2005.
     Access National Corporation serves as the holding company for Access National Bank and its subsidiaries, Access National Mortgage Corporation and Access National Leasing Corporation.
     This press release contains "forward-looking statements" within the meaning of the federal securities laws. These statements may be identified as "may", "could", "expect", "believe", anticipate", "intend", "plan" or variations thereof. These forward-looking statements may contain information related to those matters such as the Company's intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company's operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to then Company's Annual Report on Form 10-K and other SEC filings.


     CONTACT: Access National Corporation
              Michael Clarke, 703-871-2100